Exhibit 23.1

The Board of Directors
Alfa Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated February, 8, 2002, included in the Annual Report on Form 10-K of Alfa Corporation and subsidiaries for the year ended December 31, 2001, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

June 25, 2002
Birmingham, Alabama